The Corporation hereby amends Sections 1(a) and 1(e)(i) of the Garan, Incorporated Amended and Restated Rights Agreement dated
April 21, 1993, to read as follows:

	"1(a)	'Acquiring Person' shall mean any Person who or which,
together with all Affiliates and Associates of such Person, shall at any time become the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan; provided that if such Person, together with all Affiliates and Associates of such Person, became the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding as a result of (i) a decrease in the number of outstanding shares of Common Stock caused by a transaction approved by the Continuing Directors or (ii) a merger or other business combination involving such Person that the Continuing Directors determine was not effected for the purpose of increasing such Person's ownership of shares of Common Stock, then such Person shall not be an Acquiring Person until such time as both (A) such Person or an Affiliate or Associate of such Person becomes the Beneficial Owner of one or more additional shares of Common Stock (other than as the result of a subsequent transaction described in clause (i) or (ii) above), and (B) such Person, together with all Affiliates and Associates of such Person, is then the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding."

	"1(e)(i)   that such Person or any of such Person's Affiliates or
Associates own, directly or indirectly, provided that ownership of shares of Common Stock shall not be attributed to any Person if, assuming such shares constituted more than 5% of the outstanding shares of Common Stock, such Person's ownership thereof would meet the conditions in Rule 13d-1(b)(1) of the Exchange Act for reporting on Schedule G, rather than Schedule
D;"


Dated:  October 1, 2001